Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP REPORTS EARNINGS
FOR THE QUARTER ENDED SEPTEMBER 30, 2008
•	Net income of $24.5 million compared with $14.1 million in the third quarter of 2007, up 74%

•	Diluted earnings per common share of $0.16 compared with $0.05 in third quarter of 2007

•	Net interest income of $144.6 million, up 38% from the third quarter of 2007 and up 7% from second quarter of 2008

•	Total deposits, excluding brokered certificates of deposit, increase of $594.5 million as of September 30, 2008, or 15% higher than as of December 31, 2007

•	Loans and leases provision of $55.3 million for the third quarter of 2008, an increase of $21.1 million from the third quarter of 2007 and of $14.0 million from the second quarter of 2008, mainly associated with the construction loan portfolio

•	Year-to-date loan originations and purchases of $3.2 billion, an increase of $473.2 million, or 17%, from the nine-month period ended September 30, 2007
San Juan, Puerto Rico, October 27, 2008 — First BanCorp (the “Corporation”) (NYSE: FBP) reported net income for the third quarter ended on September 30, 2008 of $24.5 million, or $0.16 per diluted share, compared with $14.1 million or $0.05 per diluted share for the same quarter of 2007, an increase of 74%. The Corporation’s return on average assets (ROA) and return on average common equity (ROCE) for the third quarter of 2008 were 0.52% and 6.76%, respectively, compared to 0.32% and 1.99%, respectively, for the quarter ended on September 30, 2007. Total assets increased to $19.3 billion as of September 30, 2008 from $17.2 billion as of December 31, 2007. Total stockholders’ equity amounted to $1.44 billion as of September 30, 2008, an increase of $19.6 million from December 31, 2007. This press release should be read in conjunction with the accompanying tables (Exhibit A) which are an integral part of this press release.

“First BanCorp’s third quarter operating results were both positive and encouraging taking into account current market conditions. The actions taken to improve net interest income have resulted in margin expansion for the fourth consecutive quarter; operating expenses are stable as we continue our cost reduction efforts; we increased our loan portfolios prudently; and we expanded our deposit base. The results were impacted by the adverse economic and financial markets environment that resulted in significantly higher loan loss provisions mainly related to the Corporation’s loan portfolio in the United States,” commented Luis M. Beauchamp, Chairman of the Board and Chief Executive Officer of First BanCorp.
Mr. Beauchamp closed by stating: “It is with great pride that First BanCorp celebrates its 60th Anniversary on October 29, 2008. We are most grateful and thankful for the dedication of our employees and the loyalty of our customers over these past years. We are now one of the top 30 bank holding companies within the United States serving over half a million customers in Puerto Rico, Florida, and the United States and British Virgin Islands.”
THIRD QUARTER FINANCIAL REVIEW
Net Interest Income
Third Quarter 2008 compared to Third Quarter 2007
Net interest income increased 38% to $144.6 million for the third quarter of 2008 from $105.0 million in the third quarter of 2007. By being liability sensitive (which in general terms means that interest bearing liabilities re-price faster than interest earning assets) the Corporation benefited from lower short-term interest rates on its interest bearing liabilities as compared to rate levels during the third quarter of 2007. Net interest spread and margin on a tax equivalent basis were 3.03% and 3.37%, respectively, up 88 and 70 basis points from the prior year third quarter. The decrease in funding costs associated with lower short-term interest rates was partially offset by lower loan yields due to the repricing of variable rate construction and commercial loans tied to short-term indexes and the increase in non-accrual loans as compared to 2007 volumes. The increase in net interest income was also associated with a higher volume of interest-earning assets, driven by an increase of $1.3 billion in average loans over the prior year third quarter.

This increase was driven by the growth in internal originations, in particular commercial and residential real estate loans, and to a lesser extent purchases of loans including the acquisition of a $218 million auto loan portfolio during the third quarter of 2008 which contributed to a wider spread.
The Corporation has been extending the duration of its borrowings to reduce exposure to high levels of market volatility. Since the first half of 2008 the Corporation has been replacing swapped-to-floating brokered certificates of deposit (“CDs”) that matured or were called (due to lower short-term rates) with brokered CDs that were not hedged with interest rate swaps; in this way, the Corporation locked-in current lower interest rates for longer periods. Also, the Corporation has extended the maturity of other funding sources by, among other things, entering into long-term repurchase agreements at lower rates compared to rate levels a year ago. The comparisons against the previous year results reflect improvements in net interest spreads and margins. However, the extension in the maturity of interest bearing liabilities and increasing costs due to the current credit crisis in the U.S. financial markets could increase the Corporation’s current overall cost of funding in the foreseeable future. This possible increase in the cost of funds is expected to be offset by higher and more rational loan pricing in the markets where the Corporation operates.
Net interest income for the third quarter of 2008 and 2007 includes the impact of changes in the valuation of derivative instruments that economically hedge the Corporation’s brokered CDs and medium-term notes and unrealized gains and losses on liabilities elected to be measured at fair value under SFAS 159 (“SFAS 159 liabilities”). The change in the valuation of derivative instruments and net unrealized gains and losses on SFAS 159 liabilities recorded as part of net interest income resulted in a net gain of $4.3 million for the third quarter of 2008, compared to a net loss of $6.6 million for the comparable period in 2007.
Third Quarter 2008 compared to Second Quarter 2008 (Trailing Quarter Comparison)
The increase in net interest income of $10.0 million for the third quarter of 2008, as compared to the previous trailing quarter ended on June 30, 2008, is mainly associated with the increase in the average volume of interest-earning assets. Average earning assets increased by $948.9 million, up 5% from the previous trailing quarter, reflecting the full impact of the $2.2 billion of fixed-rate U.S. government sponsored agency mortgage-backed securities (“MBS”) purchased in the second quarter. A significant portion of these purchases was settled in the latter part of May and June and carried a weighted-average yield of 5.50%. Also, the increase in average earning assets is associated with the growth of the loan portfolio mainly driven by the $218 million auto loan portfolio acquired from Chrysler Financial Services Caribbean, LLC (“Chrysler”) in July 2008 which carries a weighted-average coupon of 10.89%, significantly higher than the cost of borrowings used to finance this purchase. The aforementioned acquisitions contributed to a wider net interest spread and margin, up 11 and 9 basis points, respectively, compared to the second quarter of 2008, as the tax equivalent weighted-average yield on earning assets increased by 10 basis points and the overall cost of funding remained relatively unchanged. As mentioned above, the overall cost of funding is expected to increase as the Corporation has been extending the maturity of its borrowings. Such increase did not occur during the third quarter of 2008 as brokered CDs that matured or were called carried a higher overall cost than the new brokered CDs issued.
Non-Interest Income
Third Quarter 2008 compared to Third Quarter 2007
Non-interest income decreased 42% to $13.9 million for the third quarter of 2008 from $23.9 million for the same period a year ago. The financial results for the third quarter of 2007 included an income recognition of $15.1 million in connection with an agreement reached with insurance carriers and former executives for indemnity of expenses related to the class action lawsuit brought against the Corporation that was settled in 2007. Excluding this transaction, non-interest income increased by $5.0 million, as compared to the third quarter of 2007 due to a combination of factors, including lower other-than-temporary impairment charges on equity securities, an increase in point of sale (POS) and ATM interchange fee income, and an increase in fee income from cash management services provided to corporate customers.
For the third quarter of 2008, other-than-temporary impairment charges on equity securities amounted to $0.7 million, compared to a $2.4 million charge recorded for the same period a year ago. Most of the Corporation’s investment portfolio is comprised of fixed-rate MBS issued or guaranteed by FNMA, FHLMC or GNMA and U.S. agency senior debt obligations. Thus, payment of a substantial portion is secured by mortgages and guaranteed by a U.S. government sponsored entity or backed by the full faith and credit of the U.S. government. The placing into conservatorship of Fannie Mae and Freddie Mac by the U.S. Treasury in September 2008 includes agreements of capital infusion of approximately $100 billion for each agency to, among other things, protect debt and mortgage-backed securities of the agencies. The fluctuation in non-interest income, as compared to the same period in 2007, also reflects the absence of sales of investment securities during the third quarter of 2008 compared to a loss of $0.8 million recorded for the same period of 2007 on the sale of certain low yielding U.S. Treasury securities and U.S. sponsored agency MBS as part of the repositioning strategy of the investment portfolio.
Third Quarter 2008 compared to Second Quarter 2008 (Trailing Quarter Comparison)
Compared to the second quarter of 2008, non-interest income increased 16% to $13.9 million from $12.0 million. Lower long-term rates at the end of the third quarter of 2008, compared to rate levels at the end of the previous trailing quarter resulted in a positive lower-of-cost-or-market valuation change of $0.5 million in the Corporation’s loans held for sale portfolio.
Non-Interest Expenses
Third Quarter 2008 compared to Third Quarter 2007
Non-interest expenses increased 10% to $82.4 million from $75.0 million a year ago. Expenses increased primarily due to higher foreclosure-related expenses, employee compensation and benefits, business promotion, occupancy and equipment expenses and data processing fees, partially offset by a decrease in professional fees. Foreclosure-related expenses increased by approximately $5.0 million, mainly due to higher charges in connection with valuation adjustments and realized losses on the sale of foreclosed properties in Puerto Rico, coupled with an increase in repairs, legal expenses, and management fees paid in connection with foreclosures of properties in the United States (mainly condo-conversion projects in the state of Florida). Employee compensation and benefit expenses increased by $1.6 million from the prior year third quarter, mainly due to higher average compensation and related fringe benefits. Business promotion expenses increased by $1.1 million to support initiatives directed to increase the Corporation’s deposit base and mortgage loan originations as well as expenses incurred in customer satisfaction and brand awareness studies. Occupancy and equipment expenses, including data processing expenses, increased by $1.7 million from the prior year third quarter primarily to support the expansion of the Corporation’s operations as well as increases in utility costs. Partially offsetting the above mentioned increases were a decrease of $1.7 million in professional service fees. The decrease in professional service fees is primarily attributable to lower legal, accounting and consulting fees due to, among other things, the conclusion of the process of filing all required reports under the federal securities laws and the settlement of legal and regulatory matters.
Third Quarter 2008 compared to Second Quarter 2008 (Trailing Quarter Comparison)
Non-interest expenses increased slightly to $82.4 million for the third quarter of 2008 from $81.8 million for the previous trailing quarter. The Corporation has been able to continue the expansion of its operations without incurring substantial additional operating expenses. The Corporation’s total headcount has decreased as compared to December 31, 2007 as a result of the voluntary separation program completed earlier in the year and reductions by attrition. These decreases have been partially offset by increases due to the acquisition of the Virgin Islands Community Bank in the first quarter of 2008 and to reinforcement of audit and credit risk management personnel. Refer to Table 4 of accompanying Exhibit A for additional details.
The Corporation’s efficiency ratio (defined in note 2 to Table 1 attached hereto) for the third quarter of 2008 was 51.97% compared to 55.77% for the previous trailing quarter.
Net Income
Nine-months ended September 30, 2008 compared to Nine-months ended September 30, 2007
For the first nine months of 2008, the Corporation’s net income amounted to $91.1 million, or $0.66 per diluted common share, up 50% compared to the same period a year ago. Net income for the same period in 2007 was $60.8 million, or $0.36 per diluted common share. The increase in earnings is associated with a net interest income increase of $64.0 million due to declining short-term interest rates and a steepening of the yield curve during most of 2008, an income tax benefit of $21.0 million for the first nine months of 2008 compared to an income tax expense of $18.0 million for the corresponding period of 2007 (refer to Income Taxes discussion below for additional information); the previously reported non-recurring gain of $9.3 million on the mandatory redemption of part of the Corporation’s investment in VISA as part of VISA’s Initial Public Offering (IPO) in March 2008, and a realized gain of $6.9 million on the sale of fixed-rate MBS. The impact of these transactions was partially offset, when compared to the first nine months of 2007, by the aforementioned $15.1 million income recognition for reimbursement of expenses related to the class action lawsuit settled in 2007, and gains of $2.8 million on the sale of a credit card portfolio and $2.5 million on the partial extinguishment and re-characterization of a secured commercial loan to a local financial institution that were recognized in the first nine months of 2007.
Partially offsetting higher revenues in 2008 were the increase of $58.6 million in the reserve for loan and lease losses and higher foreclosure-related expenses as discussed above. The slowing economy and a deteriorating housing market in the United States have necessitated increased reserves, mainly on the Corporation’s condo-conversion loan portfolio in the U.S. mainland. To a lesser extent, higher reserves are also attributable to the weakening economic conditions in Puerto Rico and the deterioration in the credit quality of the loan portfolio. The economy in Puerto Rico has been in a recession since early 2006.
Allowance for Loan and Lease Losses
The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2008	2008	2007	2008	2007

Allowance for loan and lease losses, beginning of period	$222,272	$210,495	$165,009	$190,168	$158,296
Provision for loan and lease losses	55,319	41,323	34,260	142,435	83,802

Loans net charged-offs:
Residential real estate	(1,649)	(1,129)	(107)	(4,017)	(1,373)
Commercial	(6,294)	(10,865)	(2,855)	(21,331)	(8,363)
Construction	(1,022)	(2,526)	(161)	(7,333)	(90)
Finance leases	(2,259)	(1,661)	(2,772)	(6,292)	(6,723)
Consumer	(13,534)	(13,365)	(15,888)	(40,797)	(48,063)

Net charge-offs	(24,758)	(29,546)	(21,783)	(79,770)	(64,612)

Other adjustments (1)	8,337	—	—	8,337	—

Allowance for loan and lease losses, end of period	$261,170	$222,272	$177,486	$261,170	$177,486

Allowance for loan and lease losses to period end total loans receivable	2.06%	1.82%	1.57%	2.06%	1.57%
Net charge-offs (annualized) to average loans outstanding during the period	0.79%	0.97%	0.77%	0.87%	0.77%
Provision for loan and lease losses to net charge-offs during the period	2.23x	1.40x	1.57x	1.79x	1.30x

(1)	Carryover of the allowance for loan losses related to the $218 million auto loan portfolio acquired from Chrysler.
The provision for loan and lease losses amounted to $55.3 million, or 223% of net charge-offs, for the third quarter of 2008 compared to $34.3 million, or 157% of net charge-offs, for the third quarter of 2007 and $41.3 million, or 140% of net charge-offs, for the second quarter of 2008. The increase, as compared to the third quarter of 2007, is mainly attributable to a higher volume of impaired construction and commercial loans, increases to the reserve factors for potential losses inherent in the loan portfolio, and the growth of the Corporation’s total loan portfolio.
The Corporation has seen stress in the credit quality and worsening trends on its construction loan portfolio, in particular condo-conversion loans in the U.S. mainland (mainly in the state of Florida) affected by the continuing deterioration in the health of the economy, an oversupply of new homes and declining housing prices in the United States. The total exposure of the Corporation to loans originally disbursed as condo-conversion loans in the United States is approximately $251 million or 2% of the total loan portfolio. A total of approximately $182.2 million of this condo conversion portfolio is considered impaired under Statement of Financial Accounting Standards (SFAS) No. 114 with a specific reserve of $31.4 million allocated to these impaired loans. The Corporation’s loan portfolio in the United States mainland, totals $1.5 billion, or 12% of the total loan portfolio.
“Asset quality and portfolio management continue to be the Corporation’s main focus. We have been proactive since 2006 in managing our condo-conversion portfolio in the State of Florida. We have achieved significant reductions in this exposure and have strengthened the team in charge of managing these loans. Officers with vast experience in construction loans portfolio and workout management have been appointed to take care of the specialized needs of this exposure,” commented Luis M. Beauchamp.
The increase in the provision for loan losses for the third quarter of 2008 was significantly driven by two large impaired loan relationships, one in the United States and one in Puerto Rico, which required significant specific reserves. With respect to the United States mainland market, the Corporation recorded approximately $16.7 million in additional reserves for impaired loans during the third quarter of 2008, including $9.6 million for a condo-conversion loan in Miami, Florida with an outstanding principal balance of $52.6 million. With respect to the Puerto Rico market, specific reserves of approximately $17.9 million were allocated to commercial and construction that were identified as impaired loans during the third quarter, including a $4.8 million reserve allocated to a loan extended for land development and construction of a mid-rise residential housing project with an outstanding principal of $15.2 million. The construction of a second phase of this mid-rise residential project has been delayed in light of lower than expected demand due to diminished consumer purchasing power and general economic conditions. This loan is in non-accrual status as of September 30, 2008.

To a lesser extent, the Corporation also increased its reserves for the residential mortgage and construction loan portfolio from 2007 level to account for the increased credit risk tied to recessionary conditions in Puerto Rico’s economy. Puerto Rico’s economy has been in recession for about three years caused by, among other things, increases in utility costs, gasoline prices, highway toll charges, implementation of sales taxes and periodic impasses between the executive and the legislative branches of the Commonwealth. The above conditions, together with a recession looming also in the U.S. mainland and rising food prices, will continue to adversely affect the economy in Puerto Rico. The Puerto Rico housing market has not seen the dramatic decline in housing prices that is affecting the U.S. mainland, but there is a lower demand due to the diminished consumer purchasing power. Recent decreases in oil prices should provide a relief to consumers and should immediately impact the consumers’ purchasing power positively.
The Corporation’s net charge-offs for the third quarter of 2008 were $24.8 million or 0.79% of average loans on an annualized basis, compared to $21.8 million or 0.77% of average loans on an annualized basis for the same period in 2007. Despite the increase, mainly driven by certain commercial loans charge-offs, the Corporation experienced a decrease in net charge-offs for consumer loans which amounted to $13.5 million for the third quarter of 2008, as compared to $15.9 million for the third quarter of 2007. Net charge-offs for consumer loans were relatively flat compared to the previous trailing quarter ended on June 30, 2008. The decrease in net charge offs as compared to the third quarter of 2007 and the stability as compared to the second quarter of 2008 is attributable to the changes in underwriting standards implemented since late 2005 and as a consumer loan portfolio with an average life of approximately four years has been replenished by new originations under these revised standards.
Net charge-offs for the third quarter of 2008 decreased as compared to the previous trailing quarter ended on June 30, 2008. The decrease results from the previously reported significant $9.1 million charge-off related to a participation in a commercial loan in the U.S. Virgin Islands (refer to the discussion of non-performing loans below for additional information) and $2.4 million in charge-offs for the second quarter of 2008 related to previously reported repossessions and the sale of condo-conversion loans in the United States.

The following table presents annualized charge-offs to average loans held-in-portfolio:

	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended
	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007
Residential mortgage loans (1)	0.19%	0.14%	0.16%	-0.05%	0.01%
Commercial loans	0.46%	0.81%	0.32%	0.18%	0.24%
Construction loans	0.27%	0.68%	1.03%	1.02%	0.04%
Consumer loans (2)	2.91%	3.02%	3.20%	3.57%	3.56%
Total loans	0.79%	0.97%	0.85%	0.85%	0.77%

(1)	Loan recoveries for the fourth quarter 2007 exceeded loan charge-offs.

(2)	Includes Lease Financing.
The following table presents annualized charge-offs to average loans held-in-portfolio by geographic segment:

				For the Nine Month	For the Nine Month
	For the Quarter Ended	For the Quarter Ended	For the Quarter Ended	Period Ended	Period Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
PUERTO RICO:
Residential mortgage loans	0.18%	0.17%	0.02%	0.18%	0.09%
Commercial loans	0.46%	0.15%	0.28%	0.32%	0.26%
Construction loans	0.55%	0.08%	0.10%	0.22%	0.02%
Consumer loans (1)	2.85%	2.94%	3.72%	3.00%	3.58%
Total loans	0.87%	0.67%	0.95%	0.79%	0.93%

VIRGIN ISLANDS:
Residential mortgage loans	0.00%	0.09%	0.00%	0.03%	0.00%
Commercial loans (2)	0.14%	18.33%	-0.02%	6.16%	0.14%
Construction loans	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer loans	3.39%	3.41%	1.70%	3.24%	2.04%
Total loans	0.50%	4.38%	0.26%	1.78%	0.37%

UNITED STATES:
Residential mortgage loans	0.47%	0.00%	0.00%	0.18%	0.00%
Commercial loans	0.63%	0.02%	0.00%	0.28%	0.00%
Construction loans	0.00%	1.60%	0.00%	1.36%	0.00%
Consumer loans	3.98%	5.35%	2.16%	4.26%	2.17%
Total loans	0.45%	0.81%	0.06%	0.85%	0.05%

(1)	Includes Lease Financing.

(2)	Loan recoveries for the third quarter 2007 in Virgin Islands exceeded loan charge-offs.
Non-Performing Loans
Total non-performing loans as of September 30, 2008 were $500.4 million compared to $448.5 million as of June 30, 2008 and $413.1 million as of December 31, 2007. The slowing economy and deteriorating housing market in the United States coupled with recessionary conditions in Puerto Rico’s economy have resulted in higher non-performing balances in most of the Corporation’s loan portfolios.

With regards to the United States portfolio, an impaired condo-conversion loan of approximately $6.4 million was classified as non-performing during the third quarter of 2008. This loan is collateralized by an apartment complex in Largo, Florida. Also in Florida, a $6.2 million commercial mortgage loan was classified as non-accrual. The balance of non-accruing residential mortgage loans was also adversely affected by deteriorating economic conditions in the United States, which accounted for $2.4 million of the increase in non-accruing residential mortgages as compared to balances as of June 30, 2008.
In Puerto Rico, a $15.2 million impaired loan extended for land development and construction of a mid-rise residential housing project in Puerto Rico was placed in non-accrual status during the third quarter of 2008. The construction of a second phase of this mid-rise residential project has been delayed in light of lower than expected demand due to a diminished consumer purchasing power and general economic conditions. The weakening economic conditions in Puerto Rico have also affected the volume of non-performing residential mortgage loans although the non-performing to total loan ratio for this portfolio remained flat at 7% since the previous trailing quarter. The relative stability of non-performing residential loans in Puerto Rico reflects, to some extent, the positive impact of loans modified through the loan loss mitigation program. Since the inception of the loan loss mitigation program in the third quarter of 2007, the Corporation has completed approximately 335 loan modifications with an outstanding balance of approximately $55.3 million as of September 30, 2008. Of this amount, loans of approximately $31.6 million have been returned to accruing status after a sustained period of repayments.
The non-accruing consumer loan portfolio, mainly composed of Puerto Rico loans, reflects a moderate increase of $5.6 million, from June 30, 2008, principally related to the auto loan portfolio. This portfolio continues to show signs of stability as the net charge-offs to average loans ratio on the consumer portfolio (including finance leases) improved during the quarter to 2.91% from 3.02% for the second quarter of 2008.
Partially offsetting the increase in non-performing commercial loans was the purchase by a third party, during the third quarter of 2008, of the outstanding debt related to a syndicated commercial loan in the U.S. Virgin Islands on which the Corporation had a participation. The purchase agreement provided a full release of the borrower’s obligation to the participant banks, thus the carrying value of approximately $13.0 million on this participation was taken out of non-accrual. On

September 15, 2008, the Corporation collected approximately $6.5 million from this borrower. The remaining balance of approximately $6.5 million is due on January 14, 2009.
Income Taxes
For the quarter ended September 30, 2008, the Corporation recorded an income tax benefit of $3.7 million, compared to an income tax expense of $5.6 million recorded for the same period in 2007. The fluctuation is mainly related to increased deferred tax benefits due to a higher provision for loan and lease losses and a lower current income tax provision due to lower taxable income.
For the first nine months of 2008, the Corporation recognized an income tax benefit of $21.0 million compared to an income tax expense of $18.0 million for the same period in 2007. The positive fluctuation on financial results was mainly due to two non-ordinary transactions: (i) a reversal of $10.6 million of Unrecognized Tax Benefits (“UTBs”) during the second quarter of 2008 for positions taken on income tax returns recorded under the provisions of Financial Interpretation (“FIN”) 48 (previously explained in the Form 10-Q for the second quarter ended June 30, 2008), and (ii) the recognition of an income tax benefit of $5.4 million in connection with an agreement entered into with the Puerto Rico Department of Treasury during the first quarter of 2008 as previously reported. Also, higher deferred tax benefits were recorded in connection with a higher provision for loan and lease losses, and the current income tax provision was lower, excluding the reversal of the FIN 48 contingency, due to lower taxable income.
Financial Condition and Operating Data
Total assets as of September 30, 2008 amounted to $19.3 billion, an increase of $2.1 billion compared to total assets as of December 31, 2007. The Corporation’s loan portfolio increased by $913.4 million (before the allowance for loan and lease losses) driven by new originations and the purchase of the $218 million auto loan portfolio during the third quarter of 2008. Also, the increase in total assets is attributable to the purchase of approximately $3.2 billion of fixed-rate U.S. government agency MBS during the first half of 2008 as market conditions presented an opportunity for the Corporation to obtain attractive yields, improve its net interest margin and replace the $1.2 billion of U.S. Agency debentures called by counterparties. The Corporation increased its cash and money market investments by $66.2 million in part as a precautionary measure given the current crisis in the financial markets.

The Corporation has not been active in subprime or adjustable rate mortgage loans (“ARMs”), nor has it been exposed to collateral debt obligations or other types of exotic products that aggravated the current financial crisis in the United States. More than 90% of the Corporation’s outstanding balance in its residential mortgage loan portfolio consists of fixed-rate, fully amortizing, full documentation loans and over 91% of the Corporation’s securities portfolio is invested in U.S. Government and Agency debentures and fixed-rate U.S. government sponsored-agency mortgage-backed securities (mainly FNMA and FHLMC fixed-rate securities). As of September 30, 2008 the Corporation had $4.3 billion and $0.9 billion in FNMA and FHLMC mortgage-backed securities and debt securities, respectively, representing 85% of the total investment portfolio. The Corporation’s investment in equity securities is minimal and none of its equity securities is related to U.S. financial institutions that recently failed.
As of September 30, 2008, total liabilities amounted to $17.9 billion, an increase of approximately $2.1 billion as compared to $15.8 billion as of December 31, 2007. The increase in total liabilities was mainly attributable to a higher volume of deposits, as the Corporation has been issuing brokered CDs to finance its lending activities, pay off repurchase agreements issued to finance the purchase of MBS in the first half of 2008, accumulate additional liquidity due to current market volatility and extend the maturity of its borrowings. Total deposits, excluding brokered CDs, increased by $594.5 million from the balance as of December 31, 2007.
The Corporation’s stockholders’ equity amounted to $1.4 billion as of September 30, 2008, an increase of $19.6 million compared to the balance as of December 31, 2007 driven by the net income of $91.1 million recorded for the first nine months of 2008. Partially offsetting the increase due to current period earnings was a net unrealized loss of $21.9 million on the fair value of available for sale securities recorded as part of comprehensive income in connection with fluctuations in MBS prices. Also, dividends declared during the first nine months of 2008 amounted to $49.6 million ($19.4 million in common stock and $30.2 million in preferred stock). In terms of dividend payments, the Corporation is confident, based on its internal forecast that it will be able to continue paying the current dividend amounts to common, preferred and trust preferred shareholders.

Liquidity and Capital
The Corporation maintains a basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) in excess of a 5% self-imposed minimum limit amount over total assets. As of September 30, 2008, the basic surplus ratio of approximately 10.9% included un-pledged assets, Federal Home Loan Bank (“FHLB”) lines of credit, collateral pledged at the Federal Reserve (“FED”) Discount Window Program, and cash. Un-pledged assets as of September 30, 2008 are mainly composed of U.S. Agency fixed rate debentures and mortgage-backed securities totaling $1.2 billion, which can be sold under agreements to repurchase. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations; and does not include them in the basic surplus computation. The financial market disruptions that began in 2007, and became exacerbated in 2008, continued to impact the financial services sector and may affect access to regular and customary sources of funding, including repurchase agreements, as counterparties may not be willing to enter into additional agreements in order to protect their liquidity. However, the Corporation has taken direct actions to enhance its liquidity positions and to safeguard the access to credit. Such initiatives include, among other things, the posting of additional collateral and thereby increasing its borrowing capacity with the FHLB and the FED through the discount window program, the issuance of additional brokered CDs to increase its liquidity levels and the extension of its borrowing maturities to reduce exposure to high levels of market volatility. The Corporation understands that current conditions of liquidity and credit limitations could continue to be observed well into 2009. Thus, the Corporation will continue to monitor the different alternatives available under programs announced by the FED and the FDIC such as the Term Auction Facility (TAF) for short-term loans, expansions to qualifying collateral that the government will loan against, including commercial paper, and guarantees of new issuances of senior unsecured debts.
The Corporation is well capitalized and positioned to manage economic downturns. The total regulatory capital ratio is estimated to be over 13% and the Tier 1 capital ratio is estimated to be over 11.5%. This translates to approximately $410 million and $780 million of total capital and Tier 1 capital, respectively, in excess of the total capital and Tier 1 capital well capitalized requirements of 10% and 6%, respectively. The Corporation is evaluating the issuance of preferred stock through the U.S. Treasury’s recently announced Troubled-Asset Relief Program (TARP). The maximum amount of capital that the Corporation can issue is 3% of its risk-weighted assets. A capital raise of this nature would increase the total regulatory capital ratio to approximately 15%, or $775 million in excess of well capitalized requirement, and the Tier 1 capital ratio to approximately 14.0%, or approximately $1.2 billion in excess of the well capitalized requirement.
Fernando Scherrer, Executive Vice President and Chief Financial Officer of the Corporation, commented on the capital and credit market situation: “In light of the recent liquidity issues affecting financial institutions worldwide, and purely as a precautionary measure, close to $1 billion has been added to the Corporation’s liquidity. We now stand at over 10% of basic surplus ratio, more than double our internal policy limits. The Corporation is well capitalized, continues to be profitable and maintains sufficient liquidity to operate in a sound and safe manner.”
FirstBank Puerto Rico, a wholly-owned subsidiary of the Corporation, has a counterparty exposure with Lehman Brothers Special Financing, Inc. (“LBSF”), which filed for bankruptcy on October 3, 2008, in connection with derivative transactions under interest rate swaps and the collateral pledged for these derivative transactions. The unsecured counterparty exposure of the Corporation with LBSF as of September 30, 2008 totals approximately $1.4 million which has been reserved as of September 30, 2008. The Corporation is processing its claim for the return of collateral pledged to LBSF which as of September 30, 2008 amounted to approximately $63 million.

About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 194 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.
Safe Harbor
This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the risks arising from credit and other risks of the Corporation’s lending and investment activities, including the condo conversion loans from its Miami Corporate Banking operations and the construction loan portfolio in Puerto Rico, which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; changes in general economic conditions in the United States and Puerto Rico, including the interest rate scenario, market liquidity, rates and prices, and the disruptions in the U.S. capital markets which may reduce interest margins, impact funding sources and affect demand for the Corporation’s products and services and the value of the Corporation’s assets, including the value of the interest rate swaps that economically hedge the interest rate risk mainly relating to brokered certificates of deposit and medium-term notes as well as other derivative instruments used for protection from interest rate fluctuations; uncertainty about the effectiveness and impact of the U.S. government’s rescue plan, including the bailout of U.S. housing government-sponsored agencies, on the financial markets in general and on the Corporation’s business, financial condition and results of operations ; uncertainty about the Corporation’s participation in the TARP, if it should decide to apply to issue preferred stock through this program; risks of not been able to recover all assets pledged to LBSF; changes in the Corporation’s expenses associated with acquisitions and dispositions; developments in technology; the impact of Doral Financial Corporation’s and R&G Financial Corporation’s financial condition on the repayment of their outstanding secured loans to the Corporation; the Corporation’s ability to issue brokered certificates of deposit and fund operations; risks associated with downgrades in the credit ratings of the Corporation’s securities; general competitive factors and industry consolidation; and risks associated with regulatory and legislative changes for financial services companies in Puerto Rico, the United States, and the U.S. and British Virgin Islands, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A
Table 1. Selected Financial Data
SELECTED FINANCIAL DATA
(In thousands, except for per share and financial ratios)

	Quarter ended			Nine-month period ended
	September 30,	June 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
Condensed Income Statements:
Total interest income	$288,292	$276,608	$295,931	$843,987	$900,387
Total interest expense	143,671	142,002	190,902	440,302	560,708
Net interest income	144,621	134,606	105,029	403,685	339,679
Provision for loan and lease losses	55,319	41,323	34,260	142,435	83,802
Non-interest income	13,871	12,002	23,920	55,253	50,645
Non-interest expenses	82,376	81,763	74,952	246,326	227,770
Income before income taxes	20,797	23,522	19,737	70,177	78,752
Income tax benefit (provision)	3,749	9,472	(5,595)	20,952	(17,983)
Net income	24,546	32,994	14,142	91,129	60,769
Net income attributable to common stockholders	14,477	22,925	4,073	60,922	30,562
Per Common Share Results:
Net income per share basic	$0.16	$0.25	$0.05	$0.66	$0.36
Net income per share diluted	$0.16	$0.25	$0.05	$0.66	$0.36
Cash dividends declared	$0.07	$0.07	$0.07	$0.21	$0.21
Average shares outstanding	92,511	92,505	87,075	92,507	84,542
Average shares outstanding diluted	92,569	92,708	87,317	92,623	84,958
Book value per common share	$9.63	$9.21	$9.34	$9.63	$9.34
Tangible book value per common share	$9.06	$8.62	$8.78	$9.06	$8.78
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	0.52	0.72	0.32	0.67	0.47
Interest Rate Spread (1)	3.03	2.92	2.15	2.87	2.28
Net Interest Margin (1)	3.37	3.28	2.67	3.25	2.83
Return on Average Total Equity	6.98	9.16	4.14	8.51	6.28
Return on Average Common Equity	6.76	10.29	1.99	9.26	5.50
Average Total Equity to Average Total Assets	7.39	7.91	7.78	7.81	7.47
Dividend payout ratio	44.73	28.25	159.00	31.89	59.33
Efficiency ratio (2)	51.97	55.77	58.13	53.67	58.35
Asset Quality:
Allowance for loan and lease losses to loans receivable	2.06	1.82	1.57	2.06	1.57
Net charge-offs (annualized) to average loans	0.79	0.97	0.77	0.87	0.77
Provision for loan and lease losses to net charge-offs	223.44	139.86	157.28	178.56	129.70
Non-performing assets to total assets	2.86	2.65	2.48	2.86	2.48
Non-accruing loans to total loans receivable	3.95	3.67	3.58	3.95	3.58
Allowance to total non-accruing loans	52.20	49.56	43.86	52.20	43.86
Allowance to total non-accruing loans, excluding residential real estate loans	103.83	101.85	85.24	103.83	85.24
Other Information:
Common Stock Price: End of period	$11.06	$6.34	$9.50	$11.06	$9.50

	As of	As of	As of
	September 30,	June 30,	December 31,
	2008	2008	2007
Balance Sheet Data:
Loans and loans held for sale	$12,713,102	$12,250,045	$11,799,746
Allowance for loan and lease losses	261,170	222,272	190,168
Money market and investment securities	6,105,919	6,086,338	4,811,413
Intangible Assets	52,992	53,901	51,034
Deferred tax asset, net	114,972	105,856	90,130
Total assets	19,304,440	18,828,786	17,186,931
Deposits	12,819,832	11,527,784	11,034,521
Borrowings	4,871,551	5,719,399	4,460,006
Total preferred equity	550,100	550,100	550,100
Total common equity	938,359	930,358	896,810
Accumulated other comprehensive loss, net of tax	(47,187)	(78,765)	(25,264)
Total equity	1,441,272	1,401,693	1,421,646

1-	On a tax equivalent basis (see discussion in Table 2 below).

2-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial instruments measured at fair value under SFAS 159.

Table 2. Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

	Average volume			Interest income (1) / expense			Average rate (1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2008	2008	2007	2008	2008	2007	2008	2008	2007
			(Dollars in thousands)
Interest-earning assets:
Money market investments	$178,973	$374,559	$743,628	$974	$1,813	$9,418	2.17%	1.95%	5.02%
Government obligations (2)	1,031,654	1,303,468	2,781,044	18,218	20,566	40,694	7.03%	6.35%	5.81%
Mortgage-backed securities	4,809,138	3,806,115	2,220,250	78,214	58,034	27,954	6.47%	6.13%	5.00%
Corporate bonds	6,103	6,103	7,711	143	141	144	9.32%	9.29%	7.41%
FHLB stock	69,427	66,703	43,919	968	1,140	802	5.55%	6.87%	7.24%
Equity securities	3,692	4,183	7,033	18	—	—	1.94%	—	—

Total investments (3)	6,098,987	5,561,131	5,803,585	98,535	81,694	79,012	6.43%	5.91%	5.40%

Residential real estate loans	3,427,707	3,308,950	2,942,505	54,756	54,239	47,093	6.36%	6.59%	6.35%
Construction loans	1,487,779	1,475,995	1,469,983	20,286	20,745	30,070	5.42%	5.65%	8.12%
Commercial loans	5,477,213	5,379,906	4,767,201	74,164	73,461	90,528	5.39%	5.49%	7.53%
Finance leases	372,404	376,007	384,302	7,842	8,108	8,350	8.38%	8.67%	8.62%
Consumer loans	1,800,336	1,613,563	1,713,625	52,142	46,479	50,587	11.52%	11.59%	11.71%

Total loans (4) (5)	12,565,439	12,154,421	11,277,616	209,190	203,032	226,628	6.62%	6.72%	7.97%

Total interest-earning assets	$18,664,426	$17,715,552	$17,081,201	$307,725	$284,726	$305,640	6.56%	6.46%	7.10%

Interest-bearing liabilities:
Brokered CDs	$7,643,238	$7,373,267	$8,268,728	$73,962	$72,218	$107,065	3.85%	3.94%	5.14%
Other interest-bearing deposits	3,677,632	3,671,865	3,160,418	26,005	26,077	35,121	2.81%	2.86%	4.41%
Loans payable	42,391	—	—	240	—	—	2.25%	—	—
Other borrowed funds	4,296,355	3,724,955	3,183,421	39,333	32,351	39,383	3.64%	3.49%	4.91%
FHLB advances	1,212,121	1,151,861	671,026	10,018	9,572	9,172	3.29%	3.34%	5.42%

Total interest-bearing liabilities (6)	$16,871,737	$15,921,948	$15,283,593	$149,558	$140,218	$190,741	3.53%	3.54%	4.95%

Net interest income				$158,167	$144,508	$114,899

Interest rate spread							3.03%	2.92%	2.15%
Net interest margin							3.37%	3.28%	2.67%

	Average volume		Interest income (1) / expense		Average rate (1)
Nine-Month Period Ended September 30,	2008	2007	2008	2007	2008	2007
		(Dollars in thousands)
Interest-earning assets:
Money market investments	$327,451	$526,564	$6,046	$20,084	2.47%	5.10%
Government obligations (2)	1,532,736	2,715,495	75,929	120,237	6.62%	5.92%
Mortgage-backed securities	3,674,801	2,313,790	170,239	87,222	6.19%	5.04%
Corporate bonds	6,158	7,711	425	369	9.22%	6.39%
FHLB stock	65,998	43,183	3,229	2,004	6.54%	6.20%
Equity securities	4,020	9,244	29	3	0.96%	0.04%

Total investments (3)	5,611,164	5,615,987	255,897	229,919	6.09%	5.47%

Residential real estate loans	3,309,221	2,875,978	160,715	139,461	6.49%	6.48%
Construction loans	1,478,794	1,467,480	64,751	93,286	5.85%	8.50%
Commercial loans	5,360,382	4,759,132	233,065	271,231	5.81%	7.62%
Finance leases	375,460	378,134	24,238	24,929	8.62%	8.81%
Consumer loans	1,689,565	1,741,416	146,677	153,067	11.60%	11.75%

Total loans (4) (5)	12,213,422	11,222,140	629,446	681,974	6.88%	8.12%

Total interest-earning assets	$17,824,586	$16,838,127	$885,343	$911,893	6.63%	7.24%

Interest-bearing liabilities:
Brokered CDs	$7,406,242	$7,684,093	$231,883	$306,599	4.18%	5.33%
Other interest-bearing deposits	3,553,985	3,096,184	78,355	87,899	2.94%	3.80%
Loans payable	14,234	—	240	—	2.25%	—
Other borrowed funds	3,898,835	3,553,621	110,178	134,853	3.77%	5.07%
FHLB advances	1,143,851	654,482	30,738	26,370	3.59%	5.39%

Total interest-bearing liabilities (6)	$16,017,147	$14,988,380	$451,394	$555,721	3.76%	4.96%

Net interest income			$433,949	$356,172

Interest rate spread					2.87%	2.28%
Net interest margin					3.25%	2.83%

(1)	On a tax equivalent basis. The tax equivalent yield was estimated by dividing the interest rate spread on exempt assets by (1 less Puerto Rico statutory tax rate of 39%) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments, unrealized gains or losses on SFAS 159 liabilities, and basis adjustment amortization or accretion are excluded from interest income and interest expense for average rate calculation purposes because the changes in valuation do not affect interest paid or received.

(2)	Government obligations include debt issued by government sponsored agencies.

(3)	Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

(4)	Average loan balances include the average of non-accruing loans, on which interest income is recognized when collected.

(5)	Interest income on loans includes $2.5 million, $2.9 million and $2.0 million for the third quarter of 2008, second quarter of 2008 and third quarter of 2007, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio. Interest income on loans includes $7.9 million, and $9.0 million for the nine month period ended on September 30, 2008 and 2007, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.

(6)	Unrealized gains and losses on SFAS 159 liabilities are excluded from the average volumes.

Table 3. Non-Interest Income

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
			(In thousands)
Other service charges on loans	$1,612	$1,418	$1,290	$4,343	$5,499
Service charges on deposit accounts	3,170	3,191	3,160	9,725	9,536
Mortgage banking activities	1,231	804	1,125	2,354	2,238
Rental income	583	579	620	1,705	1,953
Insurance income	2,631	2,551	2,681	7,910	8,255
Other operating income	5,208	4,138	3,088	14,266	9,487

Non-interest income before net (loss) gain on investments, insurance reimbursement and other agreements related to a contingency settlement, net gain on partial extinguishment and recharacterization of a secured commercial loan to a local financial institution and gain on sale of credit card portfolio	14,435	12,681	11,964	40,303	36,968

Gain on VISA shares	—	—	—	9,342	—
Liquidation proceeds	132	—	—	132	—
Net (loss) gain on sale of investments	—	(190)	(750)	6,661	(1,482)
Impairment on investments	(696)	(489)	(2,369)	(1,185)	(5,232)

Net (loss) gain on investments	(564)	(679)	(3,119)	14,950	(6,714)
Insurance reimbursement and other agreements related to a contingency settlement	—	—	15,075	—	15,075
Gain on partial extinguishment and recharacterization of a secured commercial loan to a local financial institution	—	—	—	—	2,497
Gain on sale of credit card portfolio	—	—	—	—	2,819

Total	$13,871	$12,002	$23,920	$55,253	$50,645

Table 4. Non-Interest Expenses

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
	(In thousands)
Employees’ compensation and benefits	$35,629	$34,994	$33,995	$106,949	$103,719
Occupancy and equipment	15,647	15,541	14,970	46,167	43,848
Deposit insurance premium	2,967	2,345	3,705	7,658	4,389
Other taxes, insurance and supervisory fees	5,488	5,588	5,592	16,740	15,633
Professional fees — recurring	1,900	3,620	3,628	10,080	10,373
Professional fees — non-recurring	824	1,299	845	2,622	6,105
Servicing and processing fees	2,685	2,381	1,672	7,654	5,047
Business promotion	4,083	4,802	2,973	13,150	12,767
Communications	2,173	2,250	1,999	6,696	6,396
Foreclosure-related expenses	5,626	3,172	588	12,054	1,129
Other	5,354	5,771	4,984	16,556	18,364

Total	$82,376	$81,763	$74,951	$246,326	$227,770

Table 5. Loan Portfolio
Composition of the loan portfolio including loans held for sale at period-end.

	September 30,	June 30,	December 31,	September 30,
(In thousands)	2008	2008	2007	2007
Residential real estate loans	$3,470,802	$3,393,934	$3,164,421	$3,003,285

Commercial loans:
Construction loans	1,478,076	1,467,544	1,454,644	1,470,933
Commercial real estate loans	1,422,899	1,324,509	1,279,251	1,292,723
Commercial loans	3,602,123	3,502,929	3,231,126	2,825,488
Loans to local financial institutions collateralized by real estate mortgages	579,305	591,674	624,597	647,827

Commercial loans	7,082,403	6,886,656	6,589,618	6,236,971

Finance leases	371,982	373,588	378,556	383,105

Consumer and other loans	1,787,915	1,595,867	1,667,151	1,703,115

Total loans	$12,713,102	$12,250,045	$11,799,746	$11,326,476

Table 6. Loan Portfolio by Geography

	Puerto	Virgin	United
As of September 30, 2008	Rico	Islands	States (1)	Total
			(In thousands)
Residential real estate loans, including loans held for sale	$2,601,167	$449,863	$419,772	$3,470,802

Construction loans	779,028	165,627	533,421	1,478,076
Commercial real estate loans	868,188	74,410	480,301	1,422,899
Commercial loans	3,428,878	134,434	38,811	3,602,123
Loans to local financial institutions collateralized by real estate mortgages	579,305	—	—	579,305

Total commercial loans	5,655,399	374,471	1,052,533	7,082,403
Finance leases	371,982	—	—	371,982
Consumer loans	1,607,679	134,506	45,730	1,787,915

Total loans, gross	$10,236,227	$958,840	$1,518,035	$12,713,102

(1)	United States loan portfolio include approximately $251.2 million of loans originally disbursed as condo-conversion loans.

Table 7. Non-Performing Assets

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2008	2008	2007	2007
Non-accruing loans:
Residential real estate	$248,821	$230,240	$209,077	$196,443
Commercial and commercial real estate	130,794	127,158	73,445	75,261
Construction	72,203	49,283	75,494	85,618
Finance leases	5,736	4,619	6,250	6,241
Consumer	42,806	37,175	48,784	41,087

	500,360	448,475	413,050	404,650

Other real estate owned (1)	40,422	38,620	16,116	7,297
Other repossessed property	12,144	11,270	10,154	12,014

Total non-performing assets	$552,926	$498,365	$439,320	$423,961

Allowance for loan and lease losses	$261,170	$222,272	$190,168	$177,486
Allowance to total non-accruing loans	52.20%	49.56%	46.04%	43.86%
Allowance to total non-accruing loans, excluding residential real estate loans	103.83%	101.85%	93.23%	85.24%

(1)	As of September 30, 2008, other real estate owned include approximately $21.9 million of foreclosed properties in the U.S. mainland.
Table 8. Net Charge-Offs Ratios to Average Loans

	Nine-Months Ended
	September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004
Residential real estate loans	0.16%	0.03%	0.04%	0.05%	0.02%
Commercial loans	0.53%	0.22%	0.05%	0.10%	0.11%
Construction loans	0.66%	0.26%	0.00%	0.00%	0.09%
Consumer loans*	3.04%	3.48%	2.90%	2.06%	2.25%
Total loans	0.87%	0.79%	0.55%	0.39%	0.48%

*	Includes Lease Financing
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